EXHIBIT 99.1

Contact:
Ellen Corliss
   Corporate Communications
& Investor Relations
(919) 855-2112

Oxygen Biotherapeutics Enters Into Definitive Agreements for Financing
for up to $2.1 million in Gross Proceeds

MORRISVILLE, NC, February 22, 2013 – Oxygen Biotherapeutics, Inc. (NASDAQ: OXBT) today announced that it has entered into definitive agreements with an institutional investor for a financing of up to $2.1 million in gross proceeds.  Under the terms of the agreements, Oxygen will issue registered shares of Series B-1 convertible preferred stock (the “Series B-1 Stock”) for $1.6 million in gross proceeds and unregistered shares of Series B-2 convertible preferred stock (the “Series B-2 Stock” and, together with the Series B-1 Stock, the “Preferred Stock”) for $0.5 million in gross proceeds, which are convertible into common stock of the Company at $0.25 per share.  The transaction also provides for the issuance by the Company of unregistered warrants to purchase up to 12,600,000 shares of common stock of the Company with an initial exercise price of $0.50.

The offering is expected to close on or about Wednesday, February 27, 2013, subject to the satisfaction of customary closing conditions. A more complete description of the terms and conditions of the financing will be available in the Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

Ladenburg Thalmann & Co. Inc. a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSEMKT: LTS), is serving as the exclusive placement agent on the transaction.

Oxygen plans to use the proceeds from the transaction to further its clinical trials and efforts to obtain regulatory approval of Oxycyte®, develop its product candidates, including dermatologic indications using its topical gel, support manufacturing of Oxycyte, for research and development and for general corporate purposes, including working capital and potential acquisitions.

“The proceeds from this transaction, along with our continued initiatives to reduce our cash burn rate, should provide us with the liquidity necessary to fund our projected operating requirements through July 31, 2013,” said Michael B. Jebsen, Chief Financial Officer, President and Interim Chief Executive Officer of Oxygen.

In connection with this offering, the Company has also agreed to exchange outstanding warrants to purchase an aggregate of 1,351,354 shares of common stock held by certain existing institutional investors for an aggregate of 400,000 shares of common stock (which are subject to transfer restrictions for a 3-month period) and $380,000 in cash pursuant to Section 3(a)(9) under the Securities Act of 1933, as amended.

The Series B-1 Stock described above is being offered by the Company pursuant to a registration statement on Form S-3 previously filed and declared effective by the SEC.  A prospectus supplement related to the offering will be filed with the SEC.  The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Pursuant to a Registration Rights Agreement, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon conversion of the Series B-2 Stock and upon exercise of the warrants.

Copies of the final prospectus supplement and accompanying base prospectus may be obtained at the SEC's website at www.sec.gov, or by mail from Ladenburg Thalmann & Co. Inc., 4400 Biscayne Blvd., 14th Floor, Miami, Florida 33137.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Company's securities. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful. The terms and conditions of the transactions described in this press release are qualified in their entirety by reference to the transaction documents, which will be filed with the SEC on Form 8-K.

About Oxygen Biotherapeutics, Inc.
Headquartered in Morrisville, NC, Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The Company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.  The company is also developing PFC-based creams and gels for topical delivery to the skin for dermatologic conditions and potentially wound care. In addition, the Company has commercialized its Dermacyte® line of skin care cosmetics for the anti-aging market, which has been sublicensed to a third-party.  See www.oxybiomed.com for more information.

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those regarding shareholder approval of the financing and the registration of the Series B-2 Stock and warrants, all as described above. The forward-looking statements are subject to a number of risks and uncertainties, including those described herein and in our filings with the Securities and Exchange Commission, including in the current Form 10-Q filed on December 14, 2012, and our annual report on Form 10-K filed on July 24, 2012, as well as other filings with the SEC. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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